                                                                     EXHIBIT 4.7

===============================================================================

                            SECURED CREDIT AGREEMENT

                                    between

                                 IAI II, INC.,

                                as the Borrower,

                                      and

                             CONTINENTAL BANK N.A.,

                                 as the Lender



                         Dated as of December 21, 1993


===============================================================================

                               TABLE OF CONTENTS

                                                                                                                            PAGE
                                                                                                                            ----
SECTION 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         SECTION 1.1      Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         SECTION 1.2      Cross References: Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

SECTION 2.  COMMITMENT OF THE LENDER; BORROWING PROCEDURES AND CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . .   7
         SECTION 2.1      Commitment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         SECTION 2.2      Borrowing Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         SECTION 2.3      Conditions to the Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         SECTION 2.4      Extension of Termination Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

SECTION 3.  NOTE EVIDENCING LOAN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         SECTION 3.1      Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

SECTION 4.  INTEREST  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         SECTION 4.1      Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         SECTION 4.2      Interest Payment Dates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         SECTION 4.3      Basis of Computation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         SECTION 4.4      Increased Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         SECTION 4.5      Deposits Unavailable or Interest Rate Unascertainable or
                                  Inadequate; Impracticability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         SECTION 4.6      Changes in Law Rendering Loans made at Interbank Rate
                                  Unlawful  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         SECTION 4.7      Funding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         SECTION 4.8      Funding Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 4.9      Conclusiveness of Statements Survival of Provisions . . . . . . . . . . . . . . . . . . . . . . .  11

SECTION 5.  PREPAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 5.1      Voluntary Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 5.2      Mandatory Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 5.3      Interest on Principal Prepaid . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

SECTION 6.  MAKING OF PAYMENTS; OFFSET; FEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 6.1      Place of Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 6.2      Offset  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

SECTION 7.  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 7.1      Organization, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 7.2      Authorization; No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 7.3      Validity and Binding Nature . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         SECTION 7.4      Litigation and Contingent Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13




                                       i
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
         SECTION 7.5      Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         SECTION 7.6      Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         SECTION 7.7      Investment Company Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         SECTION 7.8      Public Utility Holding Company Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         SECTION 7.9      Regulations G, T, U and X . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         SECTION 7.10     Citizenship . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         SECTION 7.11     Certain Related Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         SECTION 7.12     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         SECTION 7.13     Absence of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         SECTION 7.14     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         SECTION 7.15     Material Disruptions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         SECTION 7.16     Accuracy of Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         SECTION 7.17     Securities Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         SECTION 7.18     Intentionally deleted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         SECTION 7.19     Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         SECTION 7.20     Title to Aircraft . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         SECTION 7.21     Lessee Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

SECTION 8.  BORROWER'S COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         SECTION 8.1      Reports, Certificates and Other Information . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 SECTION 8.1.1    Reports of Borrower . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 SECTION 8.1.2    Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 SECTION 8.1.3    British Midland Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 SECTION 8.1.4    Reports to SEC and to Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 SECTION 8.1.5    Notice of Default and Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 SECTION 8.1.6    Withdrawal Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 SECTION 8.1.7    Related Documents; Aircraft . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 SECTION 8.1.8    Other Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 8.2      Books, Records and Inspections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 8.3      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 8.4      Taxes and Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 8.5      Purchase or Redemption of Borrower's Securities;
                                  Dividend Restrictions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 8.6      Mergers, Consolidations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 8.7      Unconditional Purchase Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 8.8      Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 8.9      Other Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 8.10     Citizenship . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 8.11     Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 8.12     Collateral Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 8.13     Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 8.14     Maintenance of Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 8.15     Transaction with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 8.16     Changes to Related Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         SECTION 8.17     Performance of Obligations Under ILFC Purchase Contract





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
                                  and Aircraft Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         SECTION 8.18     Limitation on Activities of Borrower  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         SECTION 8.19     Payments Under Aircraft Lease . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         SECTION 8.20     Notification of Status of Lease . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         SECTION 8.21     Lessee Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         SECTION 8.22     Estoppel Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

SECTION 9. CONDITIONS OF LENDING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         SECTION 9.1      Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 SECTION 9.1.1    Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 SECTION 9.1.2    Remarketing Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 SECTION 9.1.3    Mortgage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 SECTION 9.1.4    Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 SECTION 9.1.5    Resolutions; Corporation Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 SECTION 9.1.6    Good Standing Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 SECTION 9.1.7    Opinion of Counsel for the Borrower and ILFC and Letter from Allen & Overy  . . . . . . .  21
                 SECTION 9.1.8    Consents, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 9.2      Mortgage and CAA Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 9.3      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 9.4      Airworthiness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 9.5      Financing Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 9.6      Lease . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 9.7      The Purchase Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 9.8      Legal Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 9.9      Collateral Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 9.10     Bill of Sale from Borrower  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 9.11     Intentionally deleted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 9.12     Intentionally deleted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 9.13     Lender's Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 9.14     Other Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 SECTION 9.14.1   No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 SECTION 9.14.2   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 SECTION 9.14.3   Confirmatory Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

SECTION 10. EVENT OF DEFAULT AND THEIR EFFECT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 10.1     Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 SECTION 10.1.1   Non-Payment of Loan, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 SECTION 10.1.2   Default of Other Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 SECTION 10.1.3   Other Material Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 SECTION 10.1.4   Aircraft Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 SECTION 10.1.5   Bankruptcy, Insolvency, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 SECTION 10.1.6   Insurance; Citizenship  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 SECTION 10.1.7   Non-Compliance with this Agreement and the Related Documents  . . . . . . . . . . . . . .  24





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
                 SECTION 10.1.8   Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 SECTION 10.1.9   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 SECTION 10.1.10  Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 SECTION 10.1.11  Certain Related Documents Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 SECTION 10.1.12  Ownership of Borrower . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 10.2     Effect of Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 10.3     Borrower's Right to Cure Aircraft Lease Default . . . . . . . . . . . . . . . . . . . . . . . . .  26

SECTION 11. Intentionally deleted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

SECTION 12. GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 12.1     Waiver; Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 12.2     Confirmations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         SECTION 12.3     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         SECTION 12.4     Computations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         SECTION 12.5     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         SECTION 12.6     Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         SECTION 12.7     Intentionally deleted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         SECTION 12.8     Participations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 12.9     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 12.10    Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 12.11    Submission to Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 12.12    JURY TRIAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29





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
                                    EXHIBITS

Exhibit A                 Note
Exhibit B                 Consent
Exhibit C                 Remarketing Agreement and Note Purchase Agreement
Exhibit D                 Mortgage and Security Agreement
Exhibit E                 Form of Opinion of Counsel to Borrower
Exhibit F                 Form of Opinion of Counsel to ILFC
Exhibit G                 Letter From Allen & Overy

                                                                     EXHIBIT 4.7

                            SECURED CREDIT AGREEMENT

                 Dated as of December 21, 1993

         IAI II, INC., a Nevada corporation, as borrower (the "Borrower"), and CONTINENTAL BANK N.A., a national banking association, as lender (the "Lender") agree as follows:

         SECTION 1.  DEFINITIONS.


         SECTION 1.1 Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble, except where the context otherwise requires, shall have the following meanings (such meanings, except where the context otherwise requires, to be equally applicable to the singular and plural forms thereof):

                 "Affiliate" of any Person means (i) any director (or Person holding the equivalent position) or officer (or Person holding the equivalent position) of such Person or of any Affiliate of such Person, and (ii) any other Person which, directly or indirectly, controls or is controlled by or under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, a Plan). A Person shall be deemed to be

                 1. "controlled by" any other Person if such other Person possesses, directly or indirectly, power (i) to vote 10% or more of the securities having at the time of any determination voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; or

                 2. "controlled by" or "under common control with" such other Person if such other Person is a member of the immediate family of such Person or is the executor, administrator or other personal representative of such Person.

                 "Agreement" means this Secured Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof.

                 "Aircraft" means the Airframe, together with the Engines (or any Replacement Engine substituted for any of such Engines under the Mortgage), whether or not any such Engines or Replacement Engines may from time to time be installed on such Airframe or may be installed on any other airframe or on any other aircraft, and all Parts, including avionics and related equipment, manuals and logs.

                 "Aircraft Lease" shall mean that certain Aircraft Lease Agreement dated as November 8, 1991 between British Midland, as lessee, and the Borrower as assignee of ILFC, as lessor, concerning the Aircraft, as amended by Amendment No. 1 thereto dated February 3, 1992, Amendment No. 2 thereto dated May 5, 1992, and as such lease may be amended, supplemented or otherwise modified from time to time in accordance with Section 8.l8 hereof.

                 "Airframe" means (i) the Boeing 737-300 aircraft (excluding the Engines or engines from time to time installed thereon) bearing United Kingdom Registration Mark GOBML and manufacturer's serial number 24300, (ii) any and all Parts so long as the same shall be incorporated in such aircraft and (iii) any and all Parts removed from such aircraft so long as such Parts shall remain subject to the Mortgage and the Lien thereof in accordance with the terms of Section 3.7, 3.8 or 3.9 thereof.

                 "Alternative Reference Rate" means, for any day, a fluctuating rate per annum equal to the greater of (i) the Reference Rate in effect on such day plus .25% per annum or (ii) a rate per annum (rounded upward to the next highest 1/8 of 1% if not already an integral multiple of 1/8 of 1%) equal to the Federal Funds Effective Rate in effect on such day plus 1.5% per annum. If for any reason the Lender shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason (including, without limitation, the inability or failure of the Lender to obtain sufficient bids or publications in accordance with the terms hereof), the Alternative Reference Rate shall be a fluctuating rate per annum equal to the Reference Rate in effect from time to time plus .25% per annum until the circumstances giving rise to such inability no longer exist.

                 "Banking Day" means (i) any day other than a Saturday, Sunday or legal holiday on which banks are authorized or required to be closed in Chicago, Illinois and (ii) a day on which dealings in dollars may be carried on by the Lender in the interbank eurodollar market.

                 "British Midland" means British Midland Airways Limited, a corporation incorporated under the laws of the England.

                 "CAA" means the Civil Aviation Authority of the United Kingdom or any governmental Person, agency or other authority succeeding to the functions of the Civil Aviation Authority.

                 "Closing Date" means the date upon which the Loan is made.

                 "Collateral" shall mean all property and/or rights on or in which a Lien or security interest is granted to the Lender (or to any agent, trustee or other party acting on behalf of the Lender) pursuant to this Agreement or the Mortgage or any other instruments or documents provided for herein or therein or delivered or to be delivered hereunder or thereunder or in connection herewith or therewith.

                 "Collateral Account" shall mean the cash collateral account established pursuant to the Mortgage.

                 "Commitment" see Section 2.l.

                 "Consent" shall mean the consent in substantially the form of Exhibit B attached hereto, to be executed and delivered to the Lender by British Midland Airways Limited.

                 "Dollar" or "$" means lawful money of the United States.

                 "Engine" means (i) each of the two CFM56-3B1 engines, each of which has 750 or more rated takeoff horsepower or the equivalent thereof, bearing manufacturer's serial numbers 722372 and 722384, respectively, and whether or not from time to time thereafter installed on the Airframe or installed on any other airframe or on any other aircraft, and (ii) any Replacement Engine, whether or not from time to time thereafter installed on the Airframe or any other airframe or on any other aircraft, together in each case with any and all Parts incorporated in such Engine or Replacement Engine and any and all Parts removed from such Engine or Replacement Engine as long as such Parts shall remain subject to the Lien of the Mortgage in accordance with the terms of Section 3.7, 3.8 or 3.9 thereof. At such time as a Replacement Engine shall be substituted under the Mortgage and the Engine for which the substitution is made shall be released from the Mortgage and the Lien thereof, such replaced Engine shall cease to be an Engine hereunder. The term "Engines" shall mean as of any date of determination, all Engines then subject to the Mortgage.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 "Eurocurrency Reserve Requirement" means, for any Interest Period, a percentage equal to the daily average during such Interest Period of the percentages in effect on each day of such Interest Period, as prescribed by the Federal Reserve Board, for determining the aggregate maximum reserve requirements (including all basic, supplemental, marginal and other reserves) applicable to "Eurocurrency liabilities" pursuant to Regulation D or any other then applicable regulation of the Federal Reserve Board which prescribes reserve requirements applicable to "Eurocurrency liabilities" as presently defined in Regulation D. Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained by any Lender against (i) any category of liabilities that includes deposits by reference to which the Interbank Rate (Reserve Adjusted) is to be determined, or (ii) any category of extensions of credit or other assets that includes Eurocurrency liabilities. For purposes of this Agreement (except if the Loan is bearing interest at the Alternative Reference Rate), the Loan hereunder shall be deemed to be "Eurocurrency liabilities," as defined in Regulation D, and, as such, shall be deemed to be subject to such reserve requirements without the benefit of, or credit for, proration, exceptions or offsets which may be available to any Lender from time to time under Regulation D.

                 "Event of Default" - see Section 10.1.

                 "Event of Loss" shall mean a Total Loss as such term is defined under the Aircraft Lease.

                 "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Banking Day, the average of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it. In the case of a day which is not a Banking Day, the Federal Funds Effective Rate for such day shall be the Federal Funds Effective Rate for the next preceding Banking Day. For purposes of this Agreement and the Note, each change in the Alternative Reference Rate due to a change in the Federal Funds Effective Rate shall take effect on the effective date of such change in the Federal Funds Effective Rate.

                 "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

                 "IAI" means International Aircraft Investors, Inc., a California corporation.

                 "ILFC" means International Lease Finance Corporation, a California corporation.

                 "ILFC Purchase Contract" means the Aircraft Sale Agreement dated December 21, 1993 between ILFC and the Borrower.

                 "Interbank Rate" means, with respect to each Interest Period, the rate per annum at which Dollar deposits in immediately available funds are offered to the Lender two Banking Days prior to the beginning of such Interest Period by major banks in the interbank eurodollar market at or about 10:00 a.m., Chicago time, for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount equal to the amount of the Lender's Loan to be outstanding during such Interest Period.

                 "Interbank Rate (Reserve Adjusted)" means, with respect to each Interest Period, a rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

Interbank Rate                   Interbank Rate
(Reserve Adjusted)        =      1-Eurocurrency Reserve Requirement

                 "Interest Period" means the period commencing on the initial borrowing date of the Loan or the last day of the prior Interest Period for the Loan, as the case may be, and ending on the numerically corresponding day one month thereafter (or as otherwise agreed between the Borrower and the Lender), except that the first Interest Period shall end on January 17, 1994, provided, however, that:

                 (a) any Interest Period which would otherwise end on a day which is not a Banking Day shall end on the next succeeding Banking Day unless such next succeeding Banking Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Banking Day;

                 (b) any Interest Period which begins on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Banking Day of the calendar month at the end of such Interest Period; and

                 (c) no Interest Period shall extend beyond the Termination
         Date.

                 "Interest Rate Contracts" shall mean interest rate exchange, collar, cap, or similar agreements providing for interest rate protection.

                 "Liabilities" shall have the meaning provided in the Remarketing Agreement.

                 "Lien" means, when used with respect to any Person, any interest in any real or personal property, asset or other right held, owned or being purchased or acquired by such Person for its own use, consumption or enjoyment in its business which secures payment or performance of any obligation and shall include any mortgage, lien, pledge, encumbrance, charge, retained security title of a conditional vendor or lessor, or other security interest of any kind, whether arising under a security agreement, mortgage, deed of trust, chattel mortgage, assignment, pledge, retention of security title, financing or similar statement or notice or arising as a matter of law, judicial process or otherwise.

                 "Loan" - see Section 2.1.

                 "Loan Documents" means this Agreement, the Note, the Mortgage, the Remarketing Agreement, any Swap Agreement and each other agreement, instrument or document executed and delivered pursuant to or in connection with any thereof.

                 "Mortgage" means a mortgage and security agreement in the form of Exhibit D attached hereto, to be executed and delivered to the Lender by the Borrower, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof and thereof.

                 "Note" - means a promissory note of the Borrower payable to the Lender, in the form of Exhibit A attached hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate indebtedness of the Borrower to the Lender resulting from outstanding Loan, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

                 "Parts" means all appliances, parts, components, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete

Engines or engines) whether now owned or hereafter acquired which may from time to time be incorporated in the Airframe or any Engine (and "Part" means any of the foregoing) and, after removal therefrom, so long as such Parts remain subject to the Lien of the Mortgage in accordance with Section 3.7, 3.8 or 3.9 thereof.

                 "Pension Plan" means any "employee pension benefit plan," as such term is defined in ERISA, which is subject to Title IV of ERISA (other than a "multiemployer plan," as defined in Section 4001 of ERISA) and to which the Borrower or ILFC has or may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4001 of ERISA for any time within the preceding five years or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

                 "Permitted Liens" shall have the meaning provided in the Mortgage.

                 "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

                 "Plan" means any Welfare Plan, Pension Plan or similar plan to which the Borrower may have any liability.

                 "Reference Rate" means, at any time, the rate of interest then most recently announced by the Lender as its reference rate. For purposes of this Agreement and the Note, each change in the Alternate Reference Rate due to a change in the Reference Rate shall take effect on the effective date of the change in the Reference Rate.

                 "Related Documents" means the Note, the Remarketing Agreement, the Mortgage, the Consent, any Swap Agreement, the ILFC Purchase Contract, the Aircraft Lease, and each other agreement, instrument or document executed and delivered pursuant to or in connection with any thereof.

                 "Remarketing Agreement" means a remarketing and note purchase agreement, in the form of Exhibit C attached hereto, to be executed and delivered by the Borrower, ILFC and the Lender, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof.

                 "Replacement Engine" means a CFM56-3B1 engine (or, in each case, an improved model engine manufactured by the same manufacturer, suitable for installation and use on the Airframe and compatible with the other Engine) and which shall have been substituted for an Engine and be subject to the Lien of the Mortgage pursuant to Section 4.2 thereof.

                 "Stipulated Loss Value" shall have the meaning provided in the Aircraft Lease.

                 "Subsidiary" means a corporation of which the indicated Person and/or its other subsidiaries, individually or in the aggregate, own, directly or indirectly, such number of outstanding shares as have at the time of any determination hereunder more than 50% of the ordinary voting power for the election of directors (or their equivalent under the laws of the jurisdiction of organization of such corporation).

                 "Swap Agreement" means an Interest Rate Contract entered into between the Borrower and the Lender and consented to by ILFC (which consent shall not be unreasonably withheld) with respect to the Loan.

                 "Termination Date" shall mean July 19, 1997 or any subsequent date approved by the Lender in accordance with Section 2.4.

                 "Unmatured Event of Default" means any event which if it continues uncured will, with lapse of time or giving of notice or lapse of time and giving of notice, constitute an Event of Default.

                 "Welfare Plan" means any "employee welfare benefit plan," as such term is defined in ERISA.

         SECTION 1.2 Cross References: Headings. The words "hereof," "herein," and "hereunder" and words of a similar import when used in this Agreement or in any of the Loan Documents shall refer to this Agreement or such Loan Document as a whole and not to any particular provision of this Agreement or such Loan Document. Section, Schedule and Exhibit references contained in this Agreement are references to Sections, Schedules and Exhibits in or to this Agreement unless otherwise specified. Any reference in any Section or definition to any clause is, unless otherwise specified, to such clause of such Section or definition. The various headings in this Agreement and the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such Loan Document or any provision hereof or thereof.

         SECTION 2.  COMMITMENT OF THE LENDER; BORROWING PROCEDURES AND
CONDITIONS.

         SECTION 2.1 Commitment. Subject to the terms and conditions of this Agreement, the Lender agrees to make a loan (a "Loan") to the Borrower with respect to the Aircraft equal to the amount requested by the Borrower to be made on the Closing Date up to $21,976,677. The commitment of the Lender described in this Section 2.1 is herein referred to as its "Commitments." The Commitment shall expire upon the making of the initial Loan.

         SECTION 2.2 Borrowing Procedures. The Lender shall receive at least two Banking Days' (or such lesser time as agreed to by the Lender) prior written notice from the Borrower of the proposed borrowing. The Lender shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its borrowing request.

         SECTION 2.3 Conditions to the Loan. Notwithstanding any other provision of this Agreement, no Loan shall be required to be made hereunder if the conditions precedent to the making of the Loan specified in Section 9 have not been satisfied.

         SECTION 2.4 Extension of Termination Date. The Borrower may, upon at least 90 days' written notice to the Lender prior to the then scheduled Termination Date, request an extension of the Termination Date for a specified period not to exceed two years. If the Lender agrees to such extension on or before 30 days' prior to the then scheduled Termination Date, the Lender shall promptly notify the Borrower and if no Event of Default or Unmatured Event of Default has occurred and is continuing on the then scheduled Termination Date, the Termination Date shall be extended to the date agreed upon. If the Borrower and the Lender are unable to agree on such new Termination Date, the Termination Date shall not be extended. Failure of the Lender to respond to any request by the Borrower to extend the Termination Date shall not create any claim against the Lender; and provided, further, the failure of the Lender to respond to any such request shall have the effect of denying such request.

         SECTION 3.  NOTE EVIDENCING LOAN.

         SECTION 3.1 Note. The Loan shall be evidenced by a Note, with appropriate insertions, dated the date such Loan is made, in the original principal amount of the Loan and payable in the principal installments as set forth in such Note or on a Schedule attached thereto or made a part thereof. Subject to the instruction set forth in the definition of "Interest Period," if any payment of principal of the Note falls due on a day which is not a Banking Day, then such due date shall be extended to the next following Banking Day.

         SECTION 4.  INTEREST.

         SECTION 4.1 Interest. The unpaid principal amount of the Loan from time to time outstanding shall bear interest at the following rates per annum:
(A) with respect to each Interest Period prior to and including maturity, at a rate per annum equal to the sum of (x) the Interbank Rate (Reserve Adjusted) in effect for such Interest Period, plus (y) 1.25%; and (B) after maturity of any installment of principal or interest, whether by acceleration or otherwise, until paid, at a rate per annum equal to the Interbank Rate (Reserve Adjusted) plus 3.00%; provided, however, that such post-maturity interest rate shall not be less than the Interbank Rate (Reserve Adjusted) in effect on the due date of such installment of principal or interest plus 3.00%.

         SECTION 4.2 Interest Payment Dates. Accrued interest on the Loan (whether bearing interest at the Interbank Rate (Reserve Adjusted) or the Alternative Reference Rate) shall be payable in arrears on the last day of each Interest Period and at maturity date. After maturity of any installment of principal or interest, whether by acceleration or otherwise, accrued interest shall be payable upon demand.

         SECTION 4.3 Basis of Computation. Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days.

         SECTION 4.4 Increased Costs. If, as a result of any law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) from any court, central bank, governmental authority, agency or instrumentality, or comparable agency:

                          a. any tax, duty or other charge with respect to the Loan, the Note or the Lender's obligation to make its Loan is imposed, modified or deemed applicable, or the basis of taxation of payments to the Lender of the principal of, or interest on, its Loan (other than taxes imposed on the overall net income of the Lender by the jurisdiction in which the Lender has its principal office) is changed;

                          b. any reserve, special deposit, special assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender is imposed, modified or deemed applicable; or

                          c. any other condition affecting this Agreement or the Loan is imposed on the Lender or the interbank eurodollar market;

and the Lender determines that, by reason thereof, the cost to the Lender of making or maintaining its Loan is increased, or the amount of any sum receivable by the Lender hereunder or under its Note in respect of the Loan is reduced; then, the Borrower shall pay to the Lender upon demand such additional amount or amounts as will compensate the Lender for such additional cost or reduction (provided that the Lender has not been compensated for such additional cost or reduction in the calculation of the Eurocurrency Reserve Requirement or otherwise).

         SECTION 4.5 Deposits Unavailable or Interest Rate Unascertainable or Inadequate; Impracticability. If prior to any Interest Period, the Lender shall have determined (which determination shall be conclusive and binding on the parties hereto) that:

                          a. deposits of the necessary amount for the relevant Interest Period are not available to the Lender in the interbank eurodollar market or that, by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the Interbank Rate for such Interest Period; or

                          b. the Interbank Rate (Reserve Adjusted) will not adequately and fairly reflect the cost to the Lender of making or funding the Loan for such Interest Period; or

                          c. the making or funding of the Loan has become impracticable as a result of any event occurring after the date of this Agreement which, in the opinion of the Lender, materially and adversely affects the Loan or the Lender's obligation to make the Loan or the interbank eurodollar market;

the Lender shall promptly give notice of such determination to the Borrower, and the Borrower shall be obligated to either prepay in full the outstanding principal balance of the Loan without any premium or penalty on the last day of the then current Interest Period or convert the Loan to loans bearing interest at the Alternative Reference Rate.

         SECTION 4.6 Changes in Law Rendering Loans made at Interbank Rate Unlawful. If at any time due to the adoption of any law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof by any court, central bank, governmental authority, agency or instrumentality, or comparable agency charged with the interpretation or administration thereof, or for any other reason arising subsequent to the date hereof, it shall become unlawful or impossible, or any central bank or other governmental authority asserts that it is unlawful, for the Lender to make or fund its Loan, the obligation of the Lender to provide the Loan shall, upon the happening of such event, forthwith be suspended for the duration of such illegality or impossibility. If any such event shall make it unlawful or impossible for the Lender to continue its Loan (if already made) at the Interbank Rate (Reserve Adjusted) the Lender shall, upon the happening of such event, notify the Borrower thereof in writing, and the Borrower shall, on the earlier of (i) the last day of the then current Interest Period with respect thereto or (ii) if required by such law, rule, regulation, treaty, directive or interpretation, on such date as shall be specified in such notice, either convert the Loan to a loan bearing interest at the Alternative Reference Rate or prepay in full the Loan, together with accrued interest thereon, without any premium or penalty (except as provided in Section 4.8).

         SECTION 4.7  Funding.

                          a. Discretion of the Lender as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, the Lender shall be entitled to fund and maintain its funding of all or any part of its Loan in any manner it sees fit; it being understood, however, that for purposes of this Agreement, all determinations hereunder shall be made as if the Lender had actually funded and maintained its Loan during the Interest Period for such Loan through the purchase of deposits in the interbank eurodollar market having a term corresponding to such Interest Period and bearing an interest rate equal to the Interbank Rate for such Interest Period (whether or not the Lender shall have granted any participations in such Loan).

                          b. Funding Through the Sale of Participations. Notwithstanding any provision of this Agreement to the contrary, the Borrower acknowledges that the Lender may fund all or any part of its Loan by sales of participations to various participants, and agrees that such a Lender may, in invoking its rights under this Section 4.7 demand and receive payment for costs and other amounts incurred by or allocable to, any such participant, or take other action arising from circumstances applicable to any such participant, to the same extent that such participant could demand and receive payments, or take other action, under Section 4.4 or under Section 4.8 if such participant were a Lender under this Agreement. It is understood, however, that notwithstanding any such participation, the Borrower's relationship shall be directly with the Lender, and the Lender shall (as between any such participant and the Lender) retain the exclusive right to deal with the Borrower and the Borrower shall be entitled to rely on the Lender on behalf of the participant.

         SECTION 4.8 Funding Losses. The Borrower will indemnify the Lender upon demand against any loss or expense which the Lender may sustain or incur (including, without limitation, any loss or expense sustained or incurred in obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain its Loan) as a consequence of (i) any failure of the Borrower to make any payment when due of any amount due hereunder or under the Note,
(ii) any failure of the Borrower to borrow or convert the Loan on a date specified therefor in a notice thereof, or (iii) any payment (including, without limitation, any payment pursuant to Section 4.6 or Section 10.2) or prepayment of the Loan on a date other than the last day of the Interest Period for such Loan. The Lender, at the time of making demand for such costs, shall deliver to the Borrower a certificate specifying, in reasonable detail, the basis on which such loss or expense was calculated.

         SECTION 4.9 Conclusiveness of Statements Survival of Provisions. In making the determinations contemplated by Sections 4.4 and 4.8, the Lender may make such reasonable estimates, assumptions, allocations and the like that the Lender in good faith determines to be appropriate; and, subject to the foregoing clause, determinations and statements of the Lender pursuant thereto shall be conclusive absent demonstrable error. The provisions of Sections 4.4, 4.7, 4.8 and this Section 4.9 shall survive termination of this Agreement.

         SECTION 5.  PREPAYMENTS.

         SECTION 5.1 Voluntary Prepayments. The Borrower may from time to time, upon at least three Banking Days' prior written or telephonic notice received by the Lender, prepay the principal of the Loan in whole or in part; provided, however, that any partial prepayment of principal shall be in a minimum amount of $100,000 and in an integral multiple of $100,000, and provided further that any prepayment of principal shall be subject to the indemnification provisions of Section 4.8, but shall otherwise be without any premium or penalty. The Borrower shall promptly confirm any telephonic notice of prepayment in writing.

         SECTION 5.2 Mandatory Prepayments. If an Event of Loss occurs with respect to the Aircraft, the entire outstanding amount of the Loan shall be paid upon the earlier of (1) the date on which the Stipulated Loss Value of the Aircraft or the Airframe is paid by British

Midland's insurance underwriters or brokers, and (2) the date which falls sixty
(60) days after the Event of Loss.

         SECTION 5.3 Interest on Principal Prepaid. Any prepayment of principal of the Loan shall include accrued interest to the date of prepayment on the principal amount being prepaid.

         SECTION 6.  MAKING OF PAYMENTS; OFFSET; FEES.

         SECTION 6.1 Place of Payment. Unless otherwise expressly provided (including, without limitation, as set forth in the next sentence), all payments by the Borrower pursuant to this Agreement, the Note or any other Loan Document shall be made by the Borrower to the Lender. To the extent that ILFC has purchased any Liabilities pursuant to Article VII of the Remarketing Agreement, all payments made by the Borrower shall be applied to the Liabilities held by the Lender (other than ILFC) before being applied to the Liabilities held by ILFC. All such payments shall be made without setoff or counterclaim and shall be made to the Lender in immediately available funds prior to 12:30 p.m., Chicago time, on the date due at its office at 231 South LaSalle Street, Chicago, Illinois 60697, or at such other place or for such other account as may be designated by the Lender to the Borrower in writing. Any payments received after such time shall be deemed received on the next Banking Day.

         SECTION 6.2 Offset. In addition to, and not in limitation of, all rights of offset that the Lender or other holder of the Note may have under applicable law, the Lender or other holder of the Note shall, upon the occurrence of any Event of Default or any Unmatured Event of Default which might mature into an Event of Default described in Section 10.1.5, have the right to appropriate and apply to the payment of its Note any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with the Lender or other holder.

         SECTION 7.  REPRESENTATIONS AND WARRANTIES.

         To induce the Lender to enter into this Agreement and to make the Loan hereunder, the Borrower represents and warrants to the Lender that:

         SECTION 7.1 Organization, etc. The Borrower is a corporation duly existing and in good standing under the laws of the State of Nevada and the Borrower is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where, because of the nature of its activities or properties, failure to so qualify would materially and adversely affect the financial condition, businesses, assets, operations or properties of the Borrower or adversely affect the Collateral or the Lender's Lien or interest thereon.

         SECTION 7.2 Authorization; No Conflict. The execution and delivery of this Agreement and the Loan Documents to which it is a party, the borrowing hereunder, the execution and delivery of the Note, and the performance by the Borrower of its obligations under this Agreement, the Note and other Related Documents are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action (including approval by its shareholders), have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law or of the charter or by-laws of the Borrower or of any agreement binding upon the Borrower or any of its properties or assets.

         SECTION 7.3 Validity and Binding Nature. This Agreement is, and the Note and the other Loan Documents to which it is a party when duly executed and delivered will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

         SECTION 7.4 Litigation and Contingent Liabilities. No litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings are pending or threatened against the Borrower which would, if adversely determined, materially and adversely affect the financial condition or continued operations of the Borrower or adversely affect the Collateral or the Lender's Lien on or interest therein.

         SECTION 7.5  Subsidiaries.  The Borrower has no Subsidiaries.

         SECTION 7.6 Employee Benefit Plans. (a) During the 12 consecutive month period prior to the Closing Date, (i) no steps have been taken to terminate any Pension Plan; and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f)(1) of ERISA in connection with such Pension Plan; (b) no condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by the Borrower of liabilities, fines or penalties in excess of $10,000 in the aggregate; and (c) the Borrower does not have any contingent liability with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

         SECTION 7.7 Investment Company Act. The Borrower is not an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

         SECTION 7.8 Public Utility Holding Company Act. The Borrower is not a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         SECTION 7.9 Regulations G, T, U and X. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System).

         SECTION 7.10 Citizenship. The Borrower is a "citizen of the United States" within the meaning of Section 101 of the Federal Aviation Act of 1958, as amended.

         SECTION 7.11 Certain Related Documents. The ILFC Purchase Contract, the Aircraft Lease and the Consent are all in full force and effect and neither a default nor an event which, with the lapse of time or the giving of notice, or both, would constitute a default, exists thereunder.

         SECTION 7.12 Taxes. The Borrower has filed all tax returns that are required to be filed by it under the laws of the United States of America or any state or subdivision thereof and has paid all taxes which have become due. There are no tax Liens filed against the Borrower or attaching to the Collateral.

         SECTION 7.13 Absence of Default. The Borrower is not in default under any contract or contracts to which it is a party.

         SECTION 7.14 Insurance. Without limiting the provisions of the Mortgage, the Borrower and its businesses and properties are adequately insured under policies issued by insurers of recognized responsibility. No notice of any pending or threatened cancellation or premium increase has been received by the Borrower with respect to any such policies. The Borrower is in compliance with all conditions contained in such insurance policies.

         SECTION 7.15 Material Disruptions. Neither the business nor the properties of the Borrower is affected, or anticipated to be affected, by any existing event of force majeure or other existing casualty which would have a materially adverse effect on the financial condition, business, assets, operations or prospects of the Borrower or the ability of the Borrower to perform its obligations hereunder or under any Related Document or would have an adverse affect on the Collateral or the Lender's Lien thereon or interest therein.

         SECTION 7.16 Accuracy of Information. All factual information heretofore or contemporaneously herewith furnished by the Borrower to the Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading.

         SECTION 7.17 Securities Laws. Neither the Borrower nor anyone acting on behalf of the Borrower has directly or indirectly offered any interest in the Note or any similar security for sale to, or solicited any offer to acquire any such interest from, or has sold any such interest to any Person that would subject the issuance or sale of the Note to registration under the Securities Act of 1933, as amended, or under any applicable state securities or "blue sky" law.

         SECTION 7.18  Intentionally deleted.

         SECTION 7.19 Compliance with Laws. The Borrower is not in violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any governmental authority, which violation would subject it or any of its respective officers to criminal liability or have a material adverse effect on it or an adverse effect on the Collateral, and no such violation has been alleged.

         SECTION 7.20 Title to Aircraft. The Borrower has good and marketable title to the Aircraft and the Aircraft Lease free and clear of all liens, charges and encumbrances (except for Liens arising under the Mortgage and Permitted Liens).

         SECTION 7.21 Lessee Qualification. Based on information that the Borrower has received in connection with its dealings with British Midland: (a) British Midland is a duly certificated air carrier engaged in scheduled air transportation of persons, property and mail and (b) British Midland is the holder of a valid and effective Air Transport License and an Air Operator's Certificate each issued by the CAA. Based on information that Borrower has received in connection with its dealings with British Midland, there are no actions, proceedings or investigations pending or threatened (or any basis therefor known to Borrower) to amend, modify, suspend or revoke any such certificate in whole or in part for additional route authorizations, which would have any material adverse effect on any such certificate or any operations of British Midland.

         SECTION 8.  BORROWER'S COVENANTS.

         Until the expiration or termination of the Commitment and thereafter until all obligations of the Borrower hereunder and under the Note and Loan Documents are paid and performed in full, the Borrower agrees that, unless at any time the Lender shall otherwise expressly consent in writing, the Borrower will:

         SECTION 8.1 Reports, Certificates and Other Information. Furnish to the Lender.

         SECTION 8.1.1 Reports of Borrower. Within 120 days after each fiscal year of the Borrower and within 45 days after each quarter of each fiscal year of the Borrower, a copy of the unaudited financial statements of the Borrower for such period prepared in conformity with generally accepted accounting principles consistently applied, certified by the chief financial officer of the Borrower as presenting fairly the financial condition and results of operations of the Borrower, and consisting of at least a balance sheet as at the close of such period and statements of income and retained earnings for such period and for the period of time from the beginning of such fiscal year to the close of such quarter, in the case of quarterly statements.

         SECTION 8.1.2 Certificates. Contemporaneously with the furnishing of a copy of each annual statement and each set of quarterly statements provided for in Section 8.1.1, a compliance certificate signed by the President or the chief financial officer of the Borrower, and to the effect that as of such date no Event of Default or Unmatured Event of Default has occurred and is continuing, or, if there is any such event, describing it and the steps, if any, being taken to cure it.

         SECTION 8.1.3 British Midland Reports. (i) Within 90 days after each fiscal year of British Midland, a copy of the annual audited profit and loss account and balance sheet of British Midland, and (ii) within 10 days after receipt from British Midland, copies of each other report supplied to the Borrower pursuant to the Aircraft Lease.

         SECTION 8.1.4 Reports to SEC and to Shareholders. Promptly upon the filing or making thereof, copies of each filing and report made by the Borrower with or to any securities exchange or the Securities and Exchange Commission, and of each communication from the Borrower to shareholders generally.

         SECTION 8.1.5 Notice of Default and Litigation. Forthwith upon learning of the occurrence of any of the following, written notice thereof, describing the same and the steps being taken by the Borrower with respect thereto: (i) the occurrence of an Event of Default or an Unmatured Event of Default, or of a default under the ILFC Purchase Contract by ILFC, or the Aircraft Lease by British Midland, (ii) the institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding which could have a material adverse effect on the Borrower or an adverse effect on the Collateral, (iii) the failure of the Borrower to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under section 302(f)(1) of ERISA, (iv) the institution of any steps by the Borrower to withdraw from or terminate any Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower furnish a bond or other security to the Pension Benefit Guaranty Corporation or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Borrower of any liability, fine or penalty in excess of $10,000 in the aggregate or any increase in excess of $10,000 in the aggregate in the contingent liability of the Borrower with respect to any post-retirement Welfare Plan benefit, (v) the commencement of any dispute which might lead to the modification, transfer, revocation, suspension or termination of any Loan Document, (vi) an Event of Loss, or (vii) any event which would have a material adverse effect on the business, operations, assets, financial condition or prospects of the Borrower or the ability of the Borrower to perform its respective obligations under this Agreement or the Related Documents or would have an adverse effect on the Collateral or the Lender's Lien thereon or interest therein.

         SECTION 8.1.6 Withdrawal Liability. With respect to each "multiemployer plan," as defined in section 4001 of ERISA as to which the Borrower may have any liability, (i) no less frequently than annually, a written estimate (which shall be based on information received from each such plan, it being expressly understood that the Borrower shall take all reasonable steps to obtain such information) of the withdrawal liability that would be incurred by the Borrower in the event that the Borrower were to completely withdraw from that plan, and (ii) written notice thereof, as soon as it has reason to believe (on the basis of the most recent information available to it) that the sum of (a) the withdrawal liability that would be incurred by the Borrower if the Borrower completely withdrew from all multiemployer plans as to which the Borrower has an obligation to contribute, and (b) the aggregate amount of the outstanding withdrawal liability (without unaccrued interest) incurred by the Borrower to multiemployer plans, would exceed $10,000.

         SECTION 8.1.7 Related Documents; Aircraft. Immediately upon receipt or delivery by the Borrower, copies of any notices of default from or to any other Person which is a party to, or any other correspondence with any such Person with respect to, the ILFC Purchase Contract, the Aircraft Lease, or the Aircraft.

         SECTION 8.1.8 Other Information. From time to time, such other information concerning the Borrower or British Midland as the Lender may reasonably request.

         SECTION 8.2 Books. Records and Inspections. Maintain complete and accurate books and records and (a) if no Unmatured Event of Default or Event of Default shall have occurred and be continuing, at reasonable times and upon reasonable notice or (b) if an Event of Default has occurred and is continuing, at any time without prior notice, permit access by the Lender to the books and records of the Borrower; and permit the Lender to make copies of such books and records; and permit the Lender to inspect the properties and operations of the Borrower.

         SECTION 8.3  Insurance.  Maintain such insurance as may be required by
(i) law and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated and
(ii) the Mortgage.

         SECTION 8.4 Taxes and Liabilities. Pay when due all taxes, assessments and other liabilities, except as contested in good faith by appropriate proceedings and for which adequate reserves have been established and are being maintained in accordance with generally accepted accounting principles (but only so long as such proceedings do not involve any danger of the attachment, sale, forfeiture or loss of any item of Collateral or any interest therein, including the Lender's Lien therein).

         SECTION 8.5 Purchase or Redemption of Borrower's Securities: Dividend Restrictions. Not purchase or redeem any shares of the capital stock of the Borrower, declare or pay any dividends thereon (other than dividends payable on common stock which has no rights greater than common stock outstanding on the date of execution and delivery hereof), make any distribution to stockholders or set aside any funds for any such purpose.

         SECTION 8.6 Mergers, Consolidations. Not be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, convey or lease all or any substantial part of its assets.

         SECTION 8.7 Unconditional Purchase Obligations. Not enter into or be a party to any contract for the purchase of materials, supplies or other property or services, if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

         SECTION 8.8 Use of Proceeds. Not use or permit any proceeds of the Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying any margin stock" within the meaning of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System, as amended from time to time.

         SECTION 8.9. Other Agreements. Not enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any Related Document or any other instrument or document delivered or to be delivered by it hereunder or thereunder or in connection herewith or therewith.

         SECTION 8.10 Citizenship. Continue to be a "citizen of the United States" within the meaning of Section 101 of the Federal Aviation Act of 1958, as amended.

         SECTION 8.11 Employee Benefit Plans. Maintain each Plan as to which it may have any liability, in compliance in all material respects with all applicable requirements of law.

         SECTION 8.12 Collateral Documents. Cause the Mortgage to be and remain a first, valid, prior and perfected Lien on, and security interest in the Collateral (free of all other Liens whatsoever other than Permitted Liens).

         SECTION 8.13 Compliance with Laws. Comply with all Federal, State and local laws, rules and regulations and with any foreign laws, rules and regulations related to its businesses and properties (including, without limitation, all such laws, rules and regulations relating to hazardous materials or the disposal thereof) if the failure so to comply would have a materially adverse effect on its financial condition, businesses, assets, operations or properties or an adverse Effect on the Collateral.

         SECTION 8.14 Maintenance of Permits. Maintain all permits, licenses and consents as may be required for the conduct of its business by any Federal, State or local government agency or instrumentality or by any foreign government or governmental entity (including, without limitation, any such license, consent or permit relating to hazardous materials or the disposal thereof) if the failure to maintain such licenses, permits and consents would have a materially adverse effect on its financial condition, businesses, assets, operations or properties or would have an adverse effect on the Collateral.

         SECTION 8.15 Transaction with Affiliates. Not enter into, or cause, suffer or permit to exist:

         a. any arrangement or contract with any of its Affiliates requiring any payments to be made by the Borrower to an Affiliate with respect to services, where compensation is due whether or not such services shall be received by the Borrower; and

         b. any other transaction, arrangement or contract (including, without limitation, any employment contract or agreement as to payment of a director's fees) with any of its Affiliates which would not be entered into by a prudent Person in the position of the Borrower, or which is on terms which are less favorable than those otherwise reasonably attainable on an arm's-length basis from, any Person which is not one of its Affiliates.

         SECTION 8.16 Changes to Related Documents. Not amend, supplement or otherwise modify, or consent to the amendment, supplement or modification of, the ILFC Purchase Contract, the Aircraft Lease, or the Consent, or waive performance or observance by any Person of its obligations under the ILFC Purchase Contract, Aircraft Lease, or Consent, without the prior written consent of the Lender. If an Unmatured Event of Default or an Event of Default has occurred and is continuing, promptly following a request from the Lender to do so, at the Borrower's expense, the Borrower shall take all such lawful action as the Lender may request to enforce or secure the performance by any Person of its obligations under or in respect of the ILFC Purchase Contract, Aircraft Lease or Consent in accordance with the respective terms thereof, and exercise any right, power, remedy or privilege available to the Borrower thereunder or in connection therewith to the extent and in the manner directed by the Lender, including, without limitation, the institution of legal proceedings to compel or enforce performance by such Person of its obligations thereunder or otherwise, or to recover any payment due to the Borrower thereunder or otherwise.

         SECTION 8.17 Performance of Obligations Under ILFC Purchase Contract and Aircraft Lease. Duly and punctually pay and perform each of its obligations under the ILFC Purchase Contract, if any, and the Aircraft Lease.

         SECTION 8.18 Limitation on Activities of Borrower. Not engage in any business other than the business of acquiring and owning the Aircraft and the Aircraft Lease. Without limiting the foregoing, the Borrower shall not (i) create, incur, assume or suffer to exist any indebtedness other than indebtedness in connection with this Agreement, the Mortgage or Interest Rate Contracts entered into with respect to the Loan or (ii) be a party to any lease other than the Aircraft Lease, (iii) assume, guarantee, or endorse, or otherwise become directly or contingently liable in respect of, any obligation of any Person, except by way of endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (iv) make any loan or advance or extend any credit to any Person, or otherwise purchase or acquire the capital stock or obligations of, or any investment in, any Person, (v) apply for or become liable in respect of any letter of credit or acceptance financing, (vi) permit any Person other than IAI to hold any beneficial interest in the Borrower during the term of this Agreement, (vii) make any expenditures for fixed or capital assets of any kind except as contemplated by the Related Documents, or (viii) increase the salary, compensation or bonus of any officer, director or employee, or provide any such Person with any pension, vacation or insurance benefit of any kind or adopt, establish or maintain any program to provide any such benefit.

         SECTION 8.19 Payments Under Aircraft Lease. Cause all other payments required to be made by British Midland or any other obliger under or in respect of the Aircraft Lease

(including, without limitation, scheduled rent) and all payments to be made by the counterparty in connection with any Interest Rate Contract entered into with respect to the Loan to be made directly into the Collateral Account, or such other account as the Lender shall specify in a written notice to the Borrower.

         SECTION 8.20 Notification of Status of Lease. Notify the Lender monthly in writing of the status of reletting the Aircraft, commencing 90 days prior to April 19, 1997.

         SECTION 8.21 Lessee Approval. Upon the termination of the Aircraft Lease, relet and deliver the Aircraft to a new lessee only upon the written consent of the Lender.

         SECTION 8.22 Estoppel Certificates. Request that British Midland deliver an estoppel certificate pursuant to Article 22 of the Aircraft Lease no less than once every six months and, if requested by the Lender, at up to one additional time during any year.

         SECTION 9. CONDITIONS OF LENDING.

         The obligation of the Lender to make the Loan is subject to the following conditions precedent:

         SECTION 9.1 Documents. The Lender shall have received all of the following, each duly executed and dated as of the date of the Loan (or such other date prior thereto as shall be satisfactory to the Lender), in form and substance satisfactory to the Lender:

         SECTION 9.1.1 Note. The Note of the Borrower payable to the order of the Lender.

         SECTION 9.1.2 Remarketing Agreement. The Remarketing Agreement duly executed by ILFC.

         SECTION 9.1.3 Mortgage. The Mortgage, duly executed by the Borrower, covering the Aircraft.

         SECTION 9.1.4 Consent. The Consent duly executed by British Midland.

         SECTION 9.1.5 Resolutions: Corporation Documents. Copies, duly certified by the Secretary or Assistant Secretary of the Borrower or ILFC, as the case may be, of: (I) the certificate of incorporation and by-laws of the Borrower and ILFC; (ii) resolutions of the Board of Directors of the Borrower and ILFC authorizing the execution, delivery and performance, respectively, of this Agreement, the Note and the other Loan Documents to which it is a party; and (iii) the names of the officer or officers of the Borrower and ILFC authorized to sign this Agreement, the Note and other Loan Documents to which the Borrower or ILFC is a party, together with a sample of the true signature of each such officer. (The Lender may conclusively rely on such certificates until formally advised by a like certificate of any changes therein.).

         SECTION 9.1.6 Good Standing Certificates. Certificates of good standing for the Borrower and ILFC in each jurisdiction, where, because of the nature of their respective activities or properties, such qualification is or will be required and the failure so to qualify would materially and adversely affect (i) such Person's business, assets, financial condition, operations or prospects or (ii) the ability of such Person to perform its obligations in connection with this Agreement or the Loan Documents to which it is a party or would adversely affect the Collateral or the Lender's Lien thereon or interest therein.

         SECTION 9.1.7 Opinion of Counsel for the Borrower and ILFC and Letter from Allen & Overy. The opinion of (a) Warren & Sklar, counsel for the Borrower, addressed to the Lender in the form attached hereto as Exhibit E, and
(b) Julie I. Sackman, counsel for ILFC, addressed to the Lender in the form attached hereto as Exhibit F, and a Letter from Allen & Overy, special United Kingdom counsel, addressed to the Lender and ILFC in the form attached hereto as Exhibit G.

         SECTION 9.1.8 Consents. etc. Certified copies of all documents evidencing any necessary corporate action, consents and governmental approvals (if any) with respect to this Agreement, the Note and the other Related Documents.

         SECTION 9.2 Mortgage and CAA Filings. The Lender shall have received evidence that the Mortgage has been duly filed with the CAA and the English Companies Registry.

         SECTION 9.3 Insurance. The Lender shall have received evidence that the requirements of Section 5.1 of the Mortgage covering the Aircraft shall have been met.

         SECTION 9.4 Airworthiness. The Lender shall have received evidence that: (i) the Aircraft has been duly certified by the CAA as to type and airworthiness; and (ii) an application for registration of the Aircraft shall have been duly filed with the CAA.

         SECTION 9.5 Financing Statements. The Lender shall have received Uniform Commercial Code financing statements covering all of the security interests created by or pursuant to the granting clause of the Mortgage which shall have been executed and delivered by (i) the Borrower, as debtor, and, if required by applicable law, the Lender, and (ii) for precautionary purposes only and not as an admission that the Aircraft Lease is other than a true lease, British Midland, as debtor, the Borrower, as secured party, and, if required by applicable law, the Lender, as assignee of such secured party, as are deemed necessary or desirable by the Lender to protect the interests in the Aircraft, and all such financing or similar statements shall have been duly filed in all such places as, in the opinion of counsel for the Lender are necessary or desirable to perfect said security or other interests.

         SECTION 9.6 Pose. The Lender shall have received all original copies in Borrower's possession of the Aircraft Lease (including all amendments and modifications thereto); provided, however, one original copy of the Aircraft Lease marked "Lessor's Copy" may be retained in Borrower's possession but Borrower shall, at any time, deliver such Aircraft Lease immediately to Lender upon the request therefor, and one original copy of the Aircraft

Lease marked "Lessee's Copy" may be retained in British Midland's possession and, provided further that Borrower will use its reasonable best efforts to cause each original copy of the Aircraft Lease to be marked to give notice of the Lender's Lien therein with a legend to read as follows: "The Lessor's right, title and interest in, under and to this Aircraft Lease Agreement is subject to a security interest in favor of Continental Bank N.A. as Lender.

         SECTION 9.7 The Purchase Agreement. The Lender shall have received (a) executed copies of the ILFC Purchase Contract, (b) copies of a full warranty bill of sale and an Aircraft Bill of Sale, each from ILFC to the Borrower, transferring good title to the Aircraft, free and clear of all liens and encumbrances other than Permitted Liens and in form and substance satisfactory to the Lender, and (c) copies of the assignment transferring ILFC's interest in the Aircraft Lease to the Borrower, free and clear of all liens and encumbrances other than Permitted Liens and in form and substance satisfactory to the Lender.

         SECTION 9.8 Legal Fees. Borrower shall have paid the Lender the legal fees and expenses of the Lender, incurred by the Lender in connection with the preparation, negotiation and execution of this Agreement, the Note and the Loan Documents

         SECTION 9.9 Collateral Account. The Lender shall have received evidence that the Collateral Account shall have been established in accordance with the Mortgage.

         SECTION 9.10 Bill of Sale from Borrower. The Lender shall have received a full warranty bill of sale, duly executed in blank by the Borrower, together with such other documents as the Lender believes are necessary to facilitate the transfer of the Aircraft after the occurrence of an Event of Default.

         SECTION 9.11 Intentionally deleted.

         SECTION 9.12 Intentionally deleted.

         SECTION 9.13 Lender's Fee. The Lender shall have received all agreed upon fees and expenses.

         SECTION 9.14 Other Requirements. The obligation of the Lender to make the Loan is subject to the following further conditions precedent that:

         SECTION 9.14.1 No Default. (a) No Event of Default, or Unmatured Event of Default, has occurred and is continuing or will result from the making of the Loan, (b) the representations and warranties of the Borrower contained in Section 7 are true and correct, (c) the representations and warranties of ILFC contained in the Remarketing Agreement are true and correct, (d) ILFC has complied with all of its covenants contained in the Remarketing Agreement, and
(e) there has been no material adverse change in the business, financial condition, operations or assets of either the Borrower or ILFC, or any material change in the Collateral.

         SECTION 9.14.2 Litigation. No litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings not disclosed in writing by the Borrower or ILFC to the Lender prior to the date of the requested Loan hereunder is pending or known to be threatened against the Borrower or ILFC and no material development not so disclosed has occurred in any litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings so disclosed, which in the opinion of the Lender is likely to materially adversely affect the financial position or business of the Borrower or ILFC or impair the ability of the Borrower or ILFC to perform its obligations under this Agreement or the Related Documents to which it is a party.

         SECTION 9.14.3 Confirmatory Certificates. The Lender shall have received certificates dated the date of such requested Loan and signed by the President, the chief financial officer or the Treasurer of the Borrower and ILFC as to the matters set out in Section 9.14.1 with respect to each, and such other documents as the Lender may request in support thereof.

         SECTION 10. EVENTS OF DEFAULT AND THEIR EFFECT.

         SECTION 10.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

         SECTION 10.1.1 Non-Payment of Loan. etc. Default, and continuance thereof, in the payment when due of any principal of or interest on the Loan or any other amount due hereunder or due under any Loan Document.

         SECTION 10.1.2 Default of Other Indebtedness. Default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any indebtedness (other than indebtedness hereunder or under the Note) of, or guaranteed by, the Borrower or ILFC; or default in the performance or observance of any other obligation or condition with respect to any such other indebtedness if the effect of such default is to accelerate the maturity of any such indebtedness or to permit the holder or holders thereof, or any trustee or agent for such holders, to cause such indebtedness to become due and payable prior to its expressed maturity; provided, in the case of ILFC, the aggregate principal amount of all indebtedness subject to defaults described above shall exceed $20,000,000.

         SECTION 10.1.3 Other Material Obligations. Default in the payment when due, or in the performance or observance of, (i) any obligation or agreement of the Borrower or ILFC to or with the Lender (other than any obligation hereunder or under the Note, the Mortgage or the Remarketing Agreement) or (ii) any material obligation of, or material condition agreed to by the Borrower or ILFC with respect to any material purchase or lease of goods or services or other material obligation if the effect of such default is to permit the other party to such transaction to accelerate the obligations of the Borrower or ILFC thereunder or terminate or rescind such transaction (except only to the extent that the existence of any such default is being contested by the Borrower or ILFC in good faith and by appropriate proceedings and for which adequate reserves shall have been established and are being maintained in accordance with generally accepted accounting principles (but only so long as such proceedings do not involve any danger of the sale, forfeiture or loss of any item of Collateral or any interest therein, including the Lender's security interest therein)).

         SECTION 10.1.4 Aircraft Lease. An Event of Default as set forth in
Article 27 of the Aircraft Lease shall have occurred and be continuing.

         SECTION 10.1.5 Bankruptcy, Insolvency, etc. The Borrower or ILFC becomes insolvent or generally fails to pay, or admits in writing its inability to pay, debts as they become due; or the Borrower or ILFC applies for, consents to, or acquiesces in the appointment of, a trustee, receiver or other custodian for the Borrower or ILFC or any property of either thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Borrower or ILFC or for a substantial part of the property of either thereof unless (i) the Borrower or ILFC institutes appropriate proceedings to contest or discharge such appointment within 10 days and thereafter continuously and diligently prosecutes such proceedings, (ii) such appointment is in fact discharged within 60 days and (iii) such proceedings do not involve any danger of forfeiture or loss of any item of Collateral or any interest therein, including the Lender's security interest, or of any of the rights of the Lender in any of the Loan Documents; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding is commenced in respect of the Borrower or ILFC, unless (v) such case or proceeding is not commenced by the Borrower or ILFC, (w) such case or proceeding is not consented to or acquiesced in by the Borrower or ILFC, (x) the Borrower or ILFC institutes appropriate proceedings to dismiss such case or proceedings within 10 days and thereafter continuously and diligently prosecutes such proceeding, (y) such case or proceeding is in fact dismissed within 60 days after the commencement thereof and (z) such proceedings do not involve any danger of forfeiture or loss of any item of Collateral or any interest therein, including the Lender's security interest, or of any of the rights of the Lender in any of the Loan Documents; or the Borrower or ILFC takes any action to authorize, or in furtherance of, any of the foregoing.

         SECTION 10.1.6 Insurance; Citizenship. The Borrower fails to comply with the provisions of Section 5.1 of the Mortgage, or the insurance required by such Section lapses or is terminated for any reason, or Borrower fails to comply with the provisions of either Section 8.3 or 8. 10.

         SECTION 10.1.7 Non-Compliance with this Agreement and the Related Documents. Failure by the Borrower to comply with or to perform any provision of this Agreement or any Loan Document or any Related Document (and not constituting an Event of Default under any of the other provisions of this
Section 10) and continuance of such failure for 30 days after the Borrower first learns of such failure.

         SECTION 10.1.8 Representations and Warranties. Any representation or warranty made by or on behalf of the Borrower or ILFC herein or in the Remarketing Agreement or any other Related Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice, or other writing at any time furnished by or on behalf of the Borrower or ILFC to the Lender or any Lender is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

         SECTION 10.1.9 Litigation. There shall be entered against the Borrower or ILFC one or more judgments or decrees in excess of $10,000 in the aggregate at any one time outstanding in the case of the Borrower, and in excess of $25,000,000 in the aggregate at any one time outstanding in the case of ILFC, excluding those judgments or decrees (i) that shall have been outstanding less than the applicable time for filing an appeal so long as execution is not levied thereunder (or in respect of which Borrower or ILFC, as applicable, shall at the time in good faith be prosecuting an appeal or proceeding for review and in respect of which a stay of execution or appropriate appeal bond shall have been obtained pending such appeal or review) or (ii) for and to the extent which the Borrower or ILFC, as the case may be, is insured and with respect to which the insurer has assumed responsibility in writing or for and to the extent which the Borrower or ILFC, as the case may be, is otherwise indemnified if the terms of such indemnification and the Person providing such indemnification are satisfactory to the Lender.

         SECTION 10.1.10 Employee Benefit Plans. Institution of any steps by Borrower, ILFC or any other Person to terminate a Pension Plan if as a result of such termination the Borrower or ILFC could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $10,000 in the case of the Borrower or $25,000,000 in the case of ILFC, or a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f)(1) of ERISA (as in effect on the Closing Date); or the Borrower or ILFC shall withdraw from one or more "multiemployer plans," as defined in section 4001 of ERISA, to which it has an obligation to contribute and the withdrawal liability (without unaccrued interest) to multiemployer plans as a result of such withdrawal or withdrawals (including any outstanding withdrawal liability on the date of such withdrawal) equals or exceeds $10,000 in the case of the Borrower or $25,000,000 in the case of ILFC.

         SECTION 10.1.11 Certain Related Documents Defaults. Any of the Related Documents shall fail to remain in full force and effect, except to the extent such Related Document shall have expired or terminated as the result of the passage of time or by its terms as the result of full compliance by British Midland or ILFC of its obligations thereunder; failure by the Borrower to maintain the Lien and priority of the Mortgage as against any Person; or failure by ILFC to observe its covenants under the Remarketing Agreement, or any action shall be taken to discontinue, or contest the validity, binding nature or enforceability of, any Related Document.

         SECTION 10.1.12 Ownership of Borrower. ILFC shall cease to own directly at least 300,000 of the issued and outstanding shares of the preferred stock of IAI.

         SECTION 10.2 Effect of Event of Default. If any Event of Default described in Section 10.1.5 shall occur, the Commitment (if it has not theretofore terminated) shall immediately terminate and the Note and all other amounts owing hereunder shall become immediately due and payable, all without notice of any kind; and, in the case of any other Event of Default, the Lender may declare the Commitment (if it has not theretofore terminated) to be terminated and the Note and all other amounts owing hereunder to be immediately due and payable, whereupon the Commitment (if it has not theretofore terminated) shall immediately terminate and the Note and all other amounts owing hereunder shall become immediately due and payable, all without notice of any kind. The Lender shall promptly advise the Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration.

         SECTION 10.3 Borrower's Right to Cure Aircraft Lease Default. Notwithstanding Section 10.2, if British Midland fails to make any payment of rent under the Aircraft Lease after it becomes due, or fails to perform or observe any other covenant under the Aircraft Lease, and the failure can be cured by the payment of money, and if no Event of Default or Unmatured Event of Default which is not also an Event of Default under the Aircraft Lease exists, then at any time within 3 Banking Days after the expiration of the applicable period allowed under the Aircraft Lease for British Midland to cure the failure, Borrower shall have the right to (but need not) pay to Lender (in the case of the failure of British Midland to pay rent) an amount equal to any principal of and interest on the Note then due and payable (including interest on any overdue amounts), or make payments (in the case of any other covenant default) sufficient to cause the performance of such covenant. The foregoing cure right may not be so exercised with respect to more than three consecutive rent defaults.

         SECTION 11. Intentionally deleted.

         SECTION 12. GENERAL.

         SECTION 12.1 Waiver; Amendments. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Lender. No failure or delay on the part of the Lender or the holder of the Note in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Lender or the holder of the Note under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

         SECTION 12.2 Confirmations. The Borrower and the Lender agree from time to time, upon written request received by it from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Loan then outstanding.

         SECTION 12.3 Notices. Any notice hereunder shall be in writing and,
(i) if by telegram or telex, shall be deemed to have been given when sent, (ii) if mailed, shall be deemed to have been given three days after the date when sent by registered or certified mail, postage prepaid, (iii) if sent by overnight delivery service shall be deemed to have been given one Banking Day after the date sent and (iv) if sent by facsimile transmission, shall be deemed to have been given when sent and confirmed, and, in each case, addressed, as appropriate, at its address shown below its signature hereto, or at such other address as it may, by written notice pursuant to this Section, have designated as its address for such purpose.

         SECTION 12.4 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement or any Related Document, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with generally accepted accounting principles applied on a basis consistent with those at the time in effect.

         SECTION 12.5 Expenses. The Borrower agrees, whether or not any Loan is made hereunder, to pay the Lender upon demand for all reasonable expenses, including reasonable fees of attorneys and paralegals for the Lender (who may be employees of the Lender), incurred by the Lender in connection with (i) the preparation, negotiation and execution of this Agreement, the Note, the Loan Documents and any other instrument or document provided for herein or delivered or to be delivered hereunder or in connection herewith, (ii) the preparation, negotiation and execution of any and all amendments to this Agreement, and the Note or any such other instrument or documents. The Borrower further agrees to pay, and to save the Lender harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Agreement, the borrowings hereunder, or the issuance of the Note or any other Loan Documents. The Borrower also agrees to reimburse the Lender upon demand for all reasonable out-of-pocket expenses (including attorneys' fees and legal expenses) incurred by the Lender in connection with (x) the negotiation of any restructuring or "work-out," whether or not consummated, of any obligations to the Lender hereunder and under the other Loan Documents and (y) the enforcement of any such obligations, including, without limitation, any costs incurred in remarketing the Aircraft. The Borrower also agrees to indemnify and hold the Lender harmless from any loss or expense which may arise or be created by the acceptance of telephonic or other instructions for making the Loan or disbursing the proceeds thereof.

         SECTION 12.6 Captions. Section captions used in this Agreement are for convenience only, and shall not affect the construction of this Agreement.

         SECTION 12.7 Intentionally deleted.

         SECTION 12.8 Participations. The Lender may at any time sell to one or more commercial banks or other Persons (each of such commercial banks and other Persons being herein called a "Participant") participating interests in the Loan or other interests of the Lender hereunder; provided, however, that

         (a) no participation contemplated in this Section 12.8 shall relieve the Lender from its obligations hereunder or under any other Loan Document;

         (b) the Lender shall remain solely responsible for the performance of its obligations hereunder and under the other Loan Documents;

         (c) the Borrower and the Lender shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement and each of the other Loan Documents;

         (d) no Participant, unless such Participant is an Affiliate of the Lender, shall be entitled to require the Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that the Lender may agree with any Participant that the Lender will not, without such Participant's consent, take any actions of the type described in Section 12.1; and

         (e)     the Borrower shall not be required to pay any amount under
         Section 4.4 that is greater than the amount which it would have been required to pay had no participating interest been sold.

The Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.4, 4.8, and 12 5, shall be considered a Lender.

         SECTION 12.9 Governing Law. THIS AGREEMENT, THE NOTE, AND EACH OTHER LOAN DOCUMENT SHALL BE CONTRACTS MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES. ALL OBLIGATIONS OF THE BORROWER AND RIGHTS OF THE LENDER AND ANY OTHER HOLDER OF ANY NOTE EXPRESSED HEREIN OR IN ANY NOTE SHALL BE IN ADDITION TO AND NOT IN LIMITATION OF THOSE PROVIDED BY APPLICABLE LAW.

         SECTION 12.10 Successors and Assigns. This Agreement shall be binding upon the Borrower and the Lender and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Lender, and their successors and assigns; provided, however, that the Borrower may not assign its obligations hereunder.

         SECTION 12.11 Submission to Jurisdiction. THE LENDER MAY ENFORCE ANY CLAIM ARISING OUT OF THIS AGREEMENT OR THE LOAN DOCUMENTS IN ANY STATE OR FEDERAL COURT HAVING SUBJECT MATTER JURISDICTION AND

LOCATED IN CHICAGO, ILLINOIS. FOR THE PURPOSES OF ANY ACTION OR PROCEEDING INSTITUTED WITH RESPECT TO ANY SUCH CLAIM, THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF SAID COURTS BY MAILING A COPY THEREOF, BY REGISTERED MAIL, POSTAGE PREPAID, TO THE BORROWER, AND AGREES THAT SUCH SERVICE, TO THE FULLEST EXTENT PERMITTED BY LAW (I) SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON IT IN ANY SUCH SUIT, ACTION OR PROCEEDING AND (II) SHALL BE TAKEN AND HELD TO BE VALID PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO IT. NOTHING HEREIN CONTAINED SHALL AFFECT THE RIGHT OF THE LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR PRECLUDE THE LENDER FROM BRINGING AN ACTION OR PROCEEDING IN RESPECT HEREOF IN ANY OTHER COUNTRY, STATE OR PLACE HAVING JURISDICTION OVER SUCH ACTION. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY COURT LOCATED IN CHICAGO, ILLINOIS AND ANY CLAIM ThAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

         SECTION 12.12 JURY TRIAL. THE BORROWER AND THE LENDER HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY LOAN DOCUMENT TO WHICH IT IS A PARTY, OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY LOAN DOCUMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Delivered at Chicago, Illinois, as of the day and year first above written.



                                     By: /s/ Michael P. Grella
                                        ----------------------
                                     Name Printed: Michael P. Grella
                                          --------------------
                                     Title: President
                                           -------------------

                                     Address:
                                     3655 Torrance Boulevard
                                     Suite 410
                                     Torrance, California 90503
                                     Attention: President
                                     Telephone: (310) 316-3080
                                     Telecopy: (310) 316-8145

                                     CONTINENTAL BANK N.A.

                                     By:  /s/ Carolyn Grant
                                         ----------------------
                                     Name Printed: Carolyn Grant
                                          ----------------------
                                     Title: Vice President
                                           ---------------------

                                     Address:
                                     231 South LaSalle Street
                                     Chicago, Illinois 60697
                                     Attention: Vice President -
                                     Leasing and Finance Company Division
                                     Telecopy: (312) 828-1997
                                     Telex: 25-3412
                                     (Answerback: CONTL BK CGO)
                                     Telephone: (312) 828-6381






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